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October 7, 2010		Writer’s Direct Contact 415.268.7113 GGrover@mofo.com

Sonic Solutions
7250 Redwood Blvd., Suite 300
Novato, CA  94959

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Sonic Solutions, a California corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on October 7, 2010 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 and 1,000,000 additional shares of the Company’s Common Stock, no par value (the “Common Stock”), reserved for issuance under the Company’s 2004 Amended and Restated Equity Compensation Plan (the “2004 Plan”) and the Company’s 2010 Inducement Equity Compensation Plan (the “2010 Plan” and with the 2004 Plan, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the issuance of the 6,000,000 additional shares of Common Stock under the 2004 Plan and the 1,000,000 shares of Common Stock under the 2010 Plan.  For purposes of the opinion rendered below, we have assumed that in connection with the issuance of shares of Common Stock under the Plans, the Company will receive the full consideration stated in the Plans for each share of Common Stock and that such consideration in respect of each share of Common Stock includes payment of cash or other lawful consideration.

Based upon and subject to the foregoing, it is our opinion that the 7,000,000 shares of Common Stock that may be issued and sold by the Company pursuant to the Plans, when issued and sold in accordance with the respective Plans, will be legally and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the Corporations Code of the State of California, including the statutory provisions as well as relevant provisions of the California Constitution and reported judicial decisions interpreting those laws, and we are expressing no opinion with respect to the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,